FRM USA REGISTERED FUNDS
CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND
SENIOR FINANCIAL OFFICERS

1. Covered Officers/Purpose of the Code

The code of ethics (this "Code") for FRM USA Registered Funds (the "Funds") applies to the Funds' principal executive officer and principal financial and accounting officer (the "Covered Officers," each of whom is set forth in Exhibit A) for the purpose of promoting:

• honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

• full, fair, accurate, timely and understandable disclosure in reports and documents that the Funds files with, or submits to, the Securities and Exchange Commission ("SEC") and in other public communications made by the Funds;

• compliance with applicable laws and governmental rules and regulations;

• the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

• accountability for adherence to the Code.

Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

2. Covered Officers Should Handle Ethically Actual and Apparent Conflicts of Interest

Overview. A "conflict of interest" occurs when a Covered Officer's private interests interfere with the interests of, or his service to, the Funds. For example, a conflict of interest would arise if a Covered Officer, or a member of his family, receives improper personal benefits as a result of his position with the Funds.
Certain conflicts of interest arise out of the relationships between Covered Officers and the Funds and already are subject to conflict of interest provisions in the Investment Company Act of 1940, as amended ("Investment Company Act") and the Investment Advisers Act of 1940, as amended ("Investment Advisers Act"). For example, Covered Officers may not individually engage in certain transactions with the Funds because of their status as "affiliated persons" of the Funds. The compliance programs and procedures of the Funds or the Funds' investment adviser (the "investment adviser") are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code. Although typically not presenting an opportunity for improper personal benefit, conflicts may arise from, or as a result of, the contractual relationship between the Funds and the investment adviser or a third party service provider of which a Covered Officer is also an officer or employee. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Funds and/or for the investment adviser or a third party service provider) be involved in establishing policies and implementing decisions that will have different effects on the investment adviser or a third party service provider and the Funds. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Funds and the investment adviser or a third party service provider and is consistent with the performance by the Covered Officers of their duties as officers of the Funds. The foregoing activities, if performed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, will be deemed to have been handled ethically.
Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Investment Advisers Act. The overarching principle with respect to all conflicts of interest covered by this Code is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Funds.
Each Covered Officer must:

• not use personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Funds whereby the Covered Officer would benefit personally to the detriment of the Funds;

• not cause the Funds to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit of the Funds;

• report at least annually any affiliations or other relationships that could potentially present a conflict of interest with the Funds.

3. Disclosure and Compliance

• Each Covered Officer shall become familiar with the disclosure requirements generally applicable to the Funds;

• each Covered Officer shall not knowingly misrepresent, or cause others to misrepresent, facts about the Funds to others, whether within or outside the Funds, including to the Funds' management, and auditors, and to governmental regulators and self-regulatory organizations;

• each Covered Officer may, to the extent appropriate within the Covered Officer's area of responsibility and to the extent deemed necessary in the sole discretion of the Covered Officer, consult with other officers and employees of the Funds and the investment adviser with the goal of promoting full, fair, accurate, timely and

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understandable disclosure in the reports and documents the Funds files with, or submits to, the SEC and in other public communications made by the Funds; and

• each Covered Officer should seek to promote the Funds' compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

4. Reporting and Accountability
Each Covered Officer must:

• upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Chief Compliance Officer of the Funds (the "CCO") that the Covered Officer has received, read and understands this Code;

• annually thereafter affirm to the CCO that the Covered Officer has complied with the requirements of this Code;

• not retaliate against any other Covered Officer or any employee of the Funds or its affiliated persons for reports of potential violations of this Code that are made in good faith; and

• notify the Compliance Officer promptly if the Covered Officer knows of any violation of this Code. Failure to do so is itself a violation of this Code.

The CCO is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. The CCO is authorized to consult, as appropriate, with Fund Counsel, and is encouraged to do so. However, any approvals or waivers1 must be considered by the managers/trustees of the Funds who are not "interested persons," as defined by Section 2(a)(19) of the Investment Company Act, of the Funds (the "Independent Managers/Trustees").

The Funds will follow these procedures in investigating and enforcing this Code:

• The CCO will endeavor to take all appropriate action to investigate any reported potential violations reported to him;

• if, after such investigation, the CCO believes that no violation has occurred, the CCO is not required to take any further action;

• any matter that the CCO believes is a violation will be reported to the Independent Managers/Trustees;

• if the Independent Managers/Trustees concur that a violation has occurred, the CCO will inform and make a recommendation to the Funds' board of directors (the "Board"), which will consider appropriate action, which may include a

1 For this purpose, the term "waiver" includes the approval by the Funds of a material departure from a provision of this Code or the Funds' failure to take action within a reasonable period of time regarding a material departure from a provision of this Code that has been made known to the Funds' management.

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review of, and appropriate modifications to, applicable Funds policies and procedures; notification to appropriate personnel of the investment adviser or other relevant service provider; or a recommendation to dismiss the Covered Officer; and

• any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

5. Other Policies and Procedures
This Code shall be the sole code of ethics adopted by the Funds for purposes of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Funds, investment adviser, principal underwriter or service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The Funds' and the investment adviser's and the principal underwriter's codes of ethics under Rule 17j-1 under the Investment Company Act are separate requirements applying to the Covered Officers and others, and are not part of this Code.

6. Amendments
Amendments to this Code may be made from time to time, as deemed appropriate by the CCO. The Board shall be informed of any such amendment to the extent deemed material by the CCO.

7. Confidentiality
All reports and records relating to the Funds prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the investment adviser, Board, and counsel to the Funds.

8. Internal Use
The Code is intended solely for the internal use by the Funds and does not constitute an admission, by or on behalf of the Funds, as to any fact, circumstance, or legal conclusion.

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Exhibit A

Persons Covered by this Code of Ethics

President

Treasurer

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CODE OF ETHICS
FOR PRINCIPAL EXECUTIVE
AND SENIOR FINANCIAL OFFICERS

CERTIFICATE OF COMPLIANCE

As a Covered Officer as defined in the Code of Ethics For Principal Executive and Senior Financial Officers of [Complete Fund name] (the "Code"), I hereby certify that I have received and have read and fully understand the Code, and I recognize that I am subject to the Code. I further certify that I will comply with the requirements of the Code.

Signature

Name (Please Print)

Date

-6- March 2015